SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)*

Trupanion, Inc.

(Name of Issuer)

Common Stock Par Value $0.00001

(Title of Class of Securities)

898202106

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐    Rule 13d-1(b)

☐    Rule 13d-1(c)

☒    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 15 Pages

Exhibit Index Contained on Page 13

CUSIP NO. 898202106	13 G	Page 2 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maveron Equity Partners III, L.P. (“MEP III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

5,556,046 shares, except that Maveron General Partner III LLC (“Maveron GP III”), the general partner MEP III, may be deemed to have sole power to vote these shares, and Dan Levitan (“Levitan”), Clayton Lewis (“Lewis”), Pete McCormick (“McCormick”) and Jason Stoffer (“Stoffer”), the managing members of Maveron GP III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

5,556,046 shares, except that Maveron GP III, the general partner of MEP III, may be deemed to have sole power to dispose of these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,556,046
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 20.0%[1]
12	TYPE OF REPORTING PERSON* PN

1 Based on 27,789,803 shares of Common Stock outstanding on October 30, 2014, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on October 31, 2014.

CUSIP NO. 898202106	13 G	Page 3 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maveron III Entrepreneurs’ Fund, L.P. (“Maveron-Entrepreneurs’”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

235,731 shares, except that Maveron GP III, the general partner Maveron-Entrepreneurs’, may be deemed to have sole power to vote these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

235,731 shares, except that Maveron GP III, the general partner Maveron-Entrepreneurs’, may be deemed to have sole power to dispose of these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 235,731
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%[1]
12	TYPE OF REPORTING PERSON* PN

1 Based on 27,789,803 shares of Common Stock outstanding on October 30, 2014, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on October 31, 2014.

CUSIP NO. 898202106	13 G	Page 4 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MEP Associates III, L.P. (“Maveron-Associates”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
761,809 shares, except that Maveron GP III, the general partner Maveron-Associates, may be deemed to have sole power to vote these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

761,809 shares, except that Maveron GP III, the general partner Maveron- Associates, may be deemed to have sole power to dispose of these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 761,809
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7% [1]
12	TYPE OF REPORTING PERSON* PN

1 Based on 27,789,803 shares of Common Stock outstanding on October 30, 2014, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on October 31, 2014.

CUSIP NO. 898202106	13 G	Page 5 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maveron General Partner III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

6,553,586 shares, of which 5,556,046 shares are directly owned by MEP III, 235,731 shares are directly owned by Maveron-Entrepreneurs’, and 761,809 are directly owned by Maveron-Associates. Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, may be deemed to have sole power to vote these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

6,553,586 shares, of which 5,556,046 shares are directly owned by MEP III, 235,731 shares are directly owned by Maveron-Entrepreneurs’, and 761,809 are directly owned by Maveron-Associates. Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, may be deemed to have sole power to dispose of these shares, and Levitan, Lewis, McCormick and Stoffer, the managing members of Maveron GP III, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,553,586
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 23.6% [1]
12	TYPE OF REPORTING PERSON* OO

1 Based on 27,789,803 shares of Common Stock outstanding on October 30, 2014, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on October 31, 2014.

CUSIP NO. 898202106	13 G	Page 6 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Dan Levitan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

6,553,586 shares, of which 5,556,046 shares are directly owned by MEP III, 235,731 shares are directly owned by Maveron-Entrepreneurs’, and 761,809 are directly owned by Maveron-Associates. Levitan is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to vote these shares.

	7	SOLE VOTING POWER 0 shares
	8

SHARED DISPOSITIVE POWER

6,553,586 shares, of which 5,556,046 shares are directly owned by MEP III, 235,731 shares are directly owned by Maveron-Entrepreneurs’, and 761,809 are directly owned by Maveron-Associates. Levitan is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,553,586
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 23.6% [1]
12	TYPE OF REPORTING PERSON* IN

1 Based on 27,789,803 shares of Common Stock outstanding on October 30, 2014, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on October 31, 2014.

CUSIP NO. 898202106	13 G	Page 7 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Clayton Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

6,553,586 shares, of which 5,556,046 shares are directly owned by MEP III, 235,731 shares are directly owned by Maveron-Entrepreneurs’, and 761,809 are directly owned by Maveron-Associates. Lewis is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
	8

SHARED DISPOSITIVE POWER

6,553,586 shares, of which 5,556,046 shares are directly owned by MEP III, 235,731 shares are directly owned by Maveron-Entrepreneurs’, and 761,809 are directly owned by Maveron-Associates. Lewis is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,553,586
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 23.6% [1]
12	TYPE OF REPORTING PERSON* IN

1 Based on 27,789,803 shares of Common Stock outstanding on October 30, 2014, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on October 31, 2014.

CUSIP NO. 898202106	13 G	Page 8 of 15

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Pete McCormick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

6,553,586 shares, of which 5,556,046 shares are directly owned by MEP III, 235,731 shares are directly owned by Maveron-Entrepreneurs’, and 761,809 are directly owned by Maveron-Associates. McCormick is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
	8

SHARED DISPOSITIVE POWER

6,553,586 shares, of which 5,556,046 shares are directly owned by MEP III, 235,731 shares are directly owned by Maveron-Entrepreneurs’, and 761,809 are directly owned by Maveron-Associates. McCormick is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,553,586
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 23.6% [1]
12	TYPE OF REPORTING PERSON* IN

1 Based on 27,789,803 shares of Common Stock outstanding on October 30, 2014, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on October 31, 2014.

CUSIP NO. 898202106	13 G	Page 9 of 15

1	NAME OF REPORTING PERSONS Jason Stoffer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

6,553,586 shares, of which 5,556,046 shares are directly owned by MEP III, 235,731 shares are directly owned by Maveron-Entrepreneurs’, and 761,809 are directly owned by Maveron-Associates. Stoffer is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
	8

SHARED DISPOSITIVE POWER

6,553,586 shares, of which 5,556,046 shares are directly owned by MEP III, 235,731 shares are directly owned by Maveron-Entrepreneurs’, and 761,809 are directly owned by Maveron-Associates. Stoffer is a managing member of Maveron GP III, the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,553,586
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 23.6%[1]
12	TYPE OF REPORTING PERSON* IN

1 Based on 27,789,803 shares of Common Stock outstanding on October 30, 2014, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on October 31, 2014.

CUSIP NO. 898202106	13 G	Page 10 of 15

ITEM 1(A).	NAME OF ISSUER

Trupanion, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

907 NW Ballard Way

Seattle, WA 98107

ITEM 2(A).	NAME OF PERSONS FILING

This Schedule 13G is filed by Maveron Equity Partners III, L.P., a Delaware limited partnership (“MEP III”), Maveron III Entrepreneurs’ Fund, L.P., a Delaware limited partnership (“Maveron-Entrepreneurs’”), MEP Associates III, L.P., a Delaware limited partnership (“Maveron-Associates”), Maveron General Partner III LLC, a Delaware limited liability company (“Maveron GP III”), and Dan Levitan (“Levitan”), Clayton Lewis (“Lewis”), Pete McCormick (“McCormick”) and Jason Stoffer (“Stoffer”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Maveron GP III is the general partner of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by MEP III, Maveron-Entrepreneurs’ and Maveron-Associates. Levitan, Lewis, McCormick and Stoffer are managing members of Maveron GP III, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by MEP III, Maveron-Entrepreneurs’ and Maveron-Associates.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

411 First Avenue South

Suite 600

Seattle, Washington 98104

ITEM 2(C)	CITIZENSHIP

See Row 4 of cover page for each Reporting Person.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES

Common Stock, $0.00001 par value

ITEM 2(E)	CUSIP NUMBER

898202106

ITEM 3.	Not Applicable

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2014.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

CUSIP NO. 898202106	13 G	Page 11 of 15

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of MEP III, Maveron-Entrepreneurs’ and Maveron-Associates, and the limited liability company agreement of Maveron GP III, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATION.

Not applicable.

CUSIP NO. 898202106	13 G	Page 12 of 15

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015

MAVERON EQUITY PARTNERS III, L.P.	/s/ Pete McCormick
By Maveron General Partner III LLC,	Signature
Its General Partner
Pete McCormick, Managing Member

MAVERON III ENTREPRENEURS’ FUND, L.P.	/s/ Pete McCormick
By Maveron General Partner III LLC,	Signature
Its General Partner
Pete McCormick, Managing Member

MEP ASSOCIATES III, L.P.	/s/ Pete McCormick
By Maveron General Partner III LLC,	Signature
Its General Partner
Pete McCormick, Managing Member

MAVERON GENERAL PARTNER III LLC	/s/ Pete McCormick
Signature

Pete McCormick, Managing Member

DAN LEVITAN	/s/ Pete McCormick
Signature

Pete McCormick, Attorney-In-Fact

CLAYTON LEWIS	/s/ Pete McCormick
Signature

Pete McCormick, Attorney-In-Fact

PETE MCCORMICK	/s/ Pete McCormick
Signature

JASON STOFFER	/s/ Pete McCormick
Signature

Pete McCormick, Attorney-In-Fact

CUSIP NO. 848637104	13 G	Page 13 of 15

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page

Exhibit A: Agreement of Joint Filing	14

Exhibit B: Power of Attorney	15

CUSIP NO. 848637104	13 G	Page 14 of 15

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Trupanion, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 13, 2015

MAVERON EQUITY PARTNERS III, L.P.	/s/ Pete McCormick
By Maveron General Partner III LLC,	Signature
Its General Partner
Pete McCormick, Managing Member

MAVERON III ENTREPRENEURS’ FUND, L.P.	/s/ Pete McCormick
By Maveron General Partner III LLC,	Signature
Its General Partner
Pete McCormick, Managing Member

MEP ASSOCIATES III, L.P.	/s/ Pete McCormick
By Maveron General Partner III LLC,	Signature
Its General Partner
Pete McCormick, Managing Member

MAVERON GENERAL PARTNER III LLC	/s/ Pete McCormick
Signature

Pete McCormick, Managing Member

DAN LEVITAN	/s/ Pete McCormick
Signature

Pete McCormick, Attorney-In-Fact

CLAYTON LEWIS	/s/ Pete McCormick
Signature

Pete McCormick, Attorney-In-Fact

PETE MCCORMICK	/s/ Pete McCormick
Signature

JASON STOFFER	/s/ Pete McCormick
Signature

Pete McCormick, Attorney-In-Fact

CUSIP NO. 848637104	13 G	Page 15 of 15

EXHIBIT B

Power of Attorney

Pete McCormick has signed this Schedule 13G as Attorney-In-Fact. Note that copies of the applicable Power of Attorney are already on file with the appropriate agencies.